Exhibit 99.1

SOURCE: India Globalization Capital, Inc.

November 1, 2012

India Globalization Capital Receives a Listing Deficiency Letter from the NYSE MKT

BETHESDA, MD--(Globe Newswire – November 1, 2012) – India Globalization Capital, Inc. (NYSE MKT: IGC) (NYSE Amex: IGC), a company competing in the rapidly growing materials and infrastructure industry in India and China, announced that on Friday, October 26, 2012, it received a notice from the NYSE MKT LLC (the “Exchange”) stating that the Company is not in compliance with Section 1003(f)(v) of the Exchange’s Company Guide.

Specifically the Exchange Staff has determined that the Company’s securities have been selling for a low price per share for a substantial period of time and, pursuant to Section 1003(f)(v) of the Company guide, the Company’s continued listing is predicated on it effecting a reverse stock split of its Common Stock no later than April 26, 2013.

As a consequence of the Company falling below listing standards, the Company, will be included in a list of issuers that are not in compliance with the Exchange’s continued listing standards and will be subject to the indicator .BC to denote its noncompliance. The indicator will remain in effect until such time as the Company has regained compliance with all applicable continued listing standards.

About IGC:
Based in Bethesda, Maryland, India Globalization Capital (IGC) is a materials and infrastructure company operating in India and China.  We currently supply Iron ore to Steel Companies operating in China.  For more information about IGC, please visit IGC's Web site at www.indiaglobalcap.com. For information about Ironman, please visit www.hfironman.com.

Forward-looking Statements:
Some of the statements contained in this press release that are not historical facts constitute forward-looking statements under the federal securities laws.  Forward-looking statements can be identified by the use of the words "may," "will," "should," "could," "expects," “post”, "plans," "anticipates," "believes," "estimates," "predicts," "intends," "potential," "proposed," “confident” or "continue" or the negative of those terms.  These statements are not a guarantee of future developments and are subject to risks, uncertainties and other factors, some of which are beyond IGC's control and are difficult to predict.  Consequently, actual results may differ materially from information contained in the forward-looking statements as a result of future changes or developments in our business, our competitive environment, infrastructure demands, Iron ore availability and governmental, regulatory, political, economic, legal and social conditions in China and India.

The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.  Other factors and risks that could cause or contribute to actual results differing materially from such forward-looking statements have been discussed in greater detail in IGC's Schedule 14A and Form 10-K for FYE 2012 filed with the Securities and Exchange Commission on December 9, 2011 and on July 16, 2012, respectively.

Contact Information
Investor Relations Contact:
Mr. John Selvaraj
301-983-0998